CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Oxford Media, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of Oxford Media, Inc. on Form SB-2, of our report on the consolidated financial statements of Oxford Media, Inc. and subsidiaries dated April 17, 2006, related to the consolidated financial statements of Oxford Media, Inc. and subsidiaries as of December 31, 2005 and for the year then ended. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ McKennon, Wilson & Morgan LLP

Irvine, California
December 1, 2006